                                                                 Exhibit 10.4

[REALNETWORKS LETTERHEAD]

April 20, 1999


Global Media Corporation
83 Victoria Crescent
Nanaimo, British Columbia
Canada V9R 5B9

Dear Michael Metcalfe:

This letter shall serve as a formal Agreement between RealNetworks, Inc. ("RN") and Global Media Corporation ("Customer"). Customer desires that RN perform consulting services in connection with the Global Media Broadcast Network project ("Broadcast Network") as set forth below.

1. SERVICES. RN shall provide the Services set forth on Attachment A hereto and shall deliver to Customer all work product and results of such Services (the "Deliverables") according to the Delivery Schedule set forth on Attachment A. Customer acknowledges that its timely provision of and unimpeded access to office accommodations, facilities, equipment, assistance, cooperation, complete and accurate information and data from its officers, agents, and employees, and suitably configured computer products are essential to performance of any Services within the timeframe set forth in this Agreement and that RN shall not be liable for any deficiency in performing Services if such deficiency results from Customer's failure to provide such full cooperation. With respect to the performance of Services, Customer will not direct or supervise RN's employees or staff at Customer's premises with respect to said individuals' tasks or responsibilities without RN's express written consent.

2. ACCEPTANCE. In the event Customer fails to notify RN of any difficulties or problems with the Deliverables within 30 days after installation thereof, Customer shall be deemed to have accepted the Deliverables. Prior to acceptance of such Deliverables, RN shall have the right to repair or replace the Deliverables at its discretion. Upon acceptance of such Deliverables, RN shall be under no obligation to repair or replace such Deliverables.

3.    FEES AND PAYMENT.

      a. PROGRESS PAYMENTS. Customer will pay RN according to the Payment Schedule set forth on Attachment A. By executing this Agreement, Customer confirms the budget for the work, and the charges and purchases set forth in Appendix A hereto. If Customer wishes to enlarge the scope of the Services or implement additional features or subtasks, the parties shall agree upon the costs therefor in advance in writing.

      b. EXPENSES. Customer will reimburse RN for incidental expenses and disbursements incurred by RN related to supplies, media (disks and CD-ROM costs), travel and related lodging and meals, shipping, telephone charges, and any other incidental expenses incurred in the performance of the Services. RN shall bear sole responsibility for expenses incurred to acquire the necessary tools to perform the Services. If RN needs to procure any third party computer software, hardware, other office supplies or any other subcontracted services or products to implement, perform, or install items set forth in Attachment A, the cost of which will exceed $1000, RN will notify Customer in advance, and obtain approval for the amount of the purchase plus any applicable sales tax.

      c. BILLING. RN will invoice Customer for expenses and any third party purchases on a monthly basis. The invoice will include a report itemizing the expenses and third party purchases. Customer shall pay all invoices within 30 days of receipt, and shall not make any deductions thereto.

      d. TAXES. The charges do not include taxes or duties. If RN is required to pay or collect any local, value added, goods and services, or any other similar taxes or duties based on Services provided under this Agreement, then such taxes and/or duties shall be billed to and paid by Customer. This shall not apply to taxes based on RN's income.

4. CHANGE REQUESTS AND COOPERATION. Customer's request for any change in Services must be in writing; this requirement pertains to all such requests including but not limited to requests for changes in project plans, scope, specifications, schedule, designs, or requirements. RN shall not be obligated to perform tasks described in Customer's request until the parties agree in writing to the proposed change.

5. NON-SOLICITATION. Customer will not enter into any separate agreements, written or oral, with current or former employees or staff of RN without RN's express written consent during the term of this Agreement and for two (2) years from RN's completion of work performed for Customer by RN under this or other agreements.

6.    TERM; TERMINATION.

      a. TERM. This Agreement shall commence as of the Effective Date and shall remain in effect until the earlier of RN's completion of the Services, or until terminated in accordance with this Section 4.

      b. TERMINATION BY RN. Failure of Customer to make payments to RN in accordance with this Agreement shall be considered substantial nonperformance and cause for termination. If Customer fails to make payments when due, RN may, upon seven days' written notice to Customer suspend performance under this agreement. Unless payment in full is received by RN within seven days of the date of the notice, the suspension shall take effect without further notice. In the event of a suspension of services, RN shall have no liability to Customer for delay or damage caused Customer because of such suspension of services.

      c. TERMINATION BY CUSTOMER. Customer shall have the right at any time to terminate this Agreement on twenty-one (21) days' written notice. In the event of such termination, and provided termination is not as a result of RN's unremedied breach of this Agreement, Customer shall pay RN then accrued payments due under the Delivery Schedule, plus the pro-rated portion of the next payment, if any, due with respect to items being worked on up to the time of termination, plus reimbursable expenses, plus twenty percent (20%) of the total charges due through the date of the termination. Should Customer wish to delete specific subtasks, Customer will notify RN immediately in writing. As long as said deletions represent less than twenty percent of the labor cost for the project, Customer shall not be liable for the twenty percent termination charge.

      d. TERMINATION FOR BREACH. Either party may terminate this Agreement upon seven (7) days' written notice to the other party in the event the other party materially breaches this Agreement and fails to cure such breach within fifteen (15) days' written notice from the non-breaching party.

7.    SOFTWARE LICENSE.

      a. All right, title and interest in and to the Deliverables is owned by, and shall remain with, RN; provided, however, that Customer shall have the perpetual, non-exclusive, royalty-free right to use such Deliverables for internal use in connection with the Broadcast Network project. No license or other rights in the Deliverables is granted hereby.

      b. The Services provided under this Agreement may be in support of Customer's license to use computer software programs, owned or distributed by RN, under a separate software license agreement. The software license agreement shall govern all use by Customer of such programs. Neither this Agreement nor any Ordering Document includes the grant of any license or any other rights for such programs.

      c. Any Services acquired from RN shall be bid separately from such program licenses, and Customer may acquire either Services or such program licenses without acquiring the other.

8. WARRANTY. RN represents, warrants and covenants that: (i) any Deliverables, information or materials developed for, or any advice provided to RN, shall not rely or in any way be based upon confidential or proprietary information or trade secrets obtained or derived by RN from sources other than RN unless RN has received specific authorization in writing to use such proprietary information or trade secrets; (ii) RN will not enter into any contracts or otherwise obligate Customer in any way without Customer's express approval; and (iii) RN will perform the Services consistent with generally accepted industry practices. Customer must report any deficiencies in the Services to RN in writing within thirty (30) days of completion of the Services in order to receive warranty remedies. THE WARRANTY HEREIN IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. FOR ANY BREACH OF THE ABOVE WARRANTY, CUSTOMER'S EXCLUSIVE REMEDY, AND RN'S ENTIRE LIABILITY, SHALL BE THE RE-PERFORMANCE OF THE SERVICES. IF RN FAILS OR IS UNABLE TO RE-PERFORM THE SERVICES AS WARRANTED, CUSTOMER SHALL BE ENTITLED TO RECOVER THE FEES PAID TO RN FOR THE DEFICIENT SERVICES.

9. RESPONSIBILITY FOR CUSTOMER CONTENT AND SITES; INDEMNIFICATION. Except for the Services to be provided by RN hereunder, as between Customer and RN, Customer shall be completely and solely responsible for all matters relating to any content or material ("Content") owned or used by Customer in connection with any equipment provided by RN, and in connection with Customer's Internet web site, intranet, or extranet system (collectively, "Sites"). Customer shall remain solely responsible and liable for the Content and the Sites, and RN assumes no responsibility for editing, reviewing, controlling or any other activities associated with the use or publication of any of the Content, the operation and maintenance of Customer's Sites, and shall have no liability to any third party in connection with such activities, whether or not RN undertakes such responsibilities. Customer hereby agrees to indemnify, hold harmless and defend RN and its employees, contractors and agents from all claims, damages, costs and expenses, including reasonable attorneys' fees and litigation expenses, arising out of or in connection with any Content or the Site.

10. CONFIDENTIAL INFORMATION. From the date of execution hereof for a period of five (5) years from termination of this Agreement, neither party shall use, disclose, or permit any person to obtain any confidential information of the other party, including any materials developed or generated hereunder (whether or not such confidential information is in written or tangible form), except as specifically authorized by such party. As used herein, confidential information shall mean a whole or any portion or phase of any marketing plans, business plans, sales information, customer lists, scientific or technical information, design, process, procedure, formula, or improvement relating to the development, design, construction, and operation of a program that is valuable and not generally known to a party's competitors and any other information of a party of which the other party becomes aware of as a result of this Agreement and which is indicated to be confidential or, if not so indicated, which could reasonably be interpreted to be confidential. The parties agree that, in the event of a breach or threatened breach of the terms of this confidentiality provision, the non-breaching party shall be entitled to an injunction prohibiting any such breach. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of money damages. The parties acknowledge that Confidential Information is valuable and unique and that disclosure in breach of this confidentiality provision will result in irreparable injury to its owner.

11. NO ASSIGNMENT. Neither party shall assign, transfer or otherwise dispose of this Agreement or any rights or duties hereunder without the prior written consent of the other.

12. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA, OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. RN'S LIABILITY FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID BY CUSTOMER UNDER THE APPLICABLE ORDERING DOCUMENT.

13. MISCELLANEOUS. This Agreement and Attachment A attached hereto and incorporated herein constitute the entire agreement between the parties, and supersedes any and all agreements, whether written or oral, and may only be amended or modified by a written instrument signed by both parties. Any controversy, dispute or question arising out of, in connection with or in relation to this Agreement or its interpretation, performance or nonperformance, or any breach thereof, shall be determined by arbitration in the County of King, State of Washington, in accordance with the rules then obtaining of the American Arbitration Association. The cost and expenses of such arbitration shall be paid by the party against whom the arbitrator renders a decision. The decision of the arbitrator shall be final and binding upon the parties hereto and may be entered as a final decree or judgment in any court of competent jurisdiction. It is expressly agreed that the terms and conditions of this Agreement and any Ordering Document supersede the terms of Customer's purchase order.

If the terms of this Letter Agreement are acceptable to you, please sign and date where indicated below and return to RN.

Sincerely,

RealNetworks, Inc.


By:  /s/ MARTIN SCHWARZ
   --------------------------
Martin Schwarz
General Manager, Consulting Group

Accepted and Agreed to
this _____ day of April, 1999.

Customer:  Global Media Corporation


By:  /s/ MICHAEL METCALFE
   ---------------------------
Print Name: MICHAEL METCALFE
           -------------------
Title: PRESIDENT
      ------------------------

EFFECTIVE DATE:  20 APRIL 1999
               ---------------

                                                         [REAL NETWORKS LOGO]
ATTACHMENT A
PROPOSAL FOR GLOBAL MEDIA
BROADCAST NETWORK SERVICES




Prepared for Global Media Corporation
April 20, 1999




This document contains proprietary information belonging to RealNetworks, Inc. No use or disclosure of the information contained herein is permitted without the prior written consent of RealNetworks, Inc.

PROPOSAL FOR GLOBAL MEDIA BROADCAST NETWORK SERVICES       [REAL NETWORKS LOGO]
-------------------------------------------------------------------------------


1.0  BACKGROUND

Per several discussions held between RealNetworks and Global Media Corporation (Global Media), Real Networks is proposing a build out of a new service for Global Media for the private branded delivery of audio and video content from radio stations (and TV stations) to Internet consumers. The new service is referred to as the Global Media Broadcast Network (GMBN) in this scope of work and proposal.

The overall objective of Global Media is to quickly bring to market a service for radio stations and TV stations to deliver audio/video content on the Internet with a unique revenue share model for the radio station owners, advertisers and Global Media. Global Media anticipates launching a service that will attract tens of thousands of content providers (stations and group owners) to use the Global Media player faceplate, encoder services and delivery network for delivery of content on the web.

The consumer, using a personal computer on the Internet, will be offered several unique services within the player including listening to any of the live radio stations, simulated live (on-demand) playlists of music, and video (TV or similar programming). Along with listening/viewing this traditional content the consumer/user can "interact" with the player and the "experience" by viewing album covers, voting for songs, see scrolling text messages, participate in live DJ chat, purchase consumer goods and content on-line, view advertising, and build personal preferences for their own environment.

The current strategy of Global Media is to announce the GMBN service within the next 30 days and begin leveraging RealNetworks assets (such as RBN and RealNetworks Consulting) to build out the GMBN in 1999. RealNetworks Consulting (RN Consulting) will provide services and application development to turnkey the design, architecture, programming/coding, testing, installation, deployment, launch and training/turn-over of the GMBN for a successful launch of this first-to-market offering on the Internet.

2.0  GLOBAL MEDIA BROADCAST NETWORK OVERVIEW

Global Media requires a number of key systems to be designed and developed to build the Global Media Broadcast Network. The following diagram provides a general overview of the critical components to be developed and integrated into the GMBN:

          [THE GLOBAL MEDIA BROADCAST NETWORK GRAPHIC]

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PROPOSAL FOR GLOBAL MEDIA BROADCAST NETWORK SERVICES       [REAL NETWORKS LOGO]
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Global Media requires RN Consulting to design, architect, prototype, application program, test, install, deploy and project manage the integration of each of these functional components of the Global Media Broadcast Network. Global Media will be responsible for the content (radio and TV stations), commerce (e-catalog, e-commerce, back-end systems), advertising (ad inventory, ad database, etc.) and operation of the entire system. Likewise, Global Media representatives will be required to be assigned to the project to approve storyboards, make design and architectural designs, provide interfaces to back-end systems, assign resources to be trained, managed and to operate the GMBN system, procure hardware/software, assign resources for the physical deployment of the system, and related services.

RealNetworks Consulting will be responsible for turnkey development and installation of the following components:

     -    Global Media Player
     -    Radio Station Encoder Station
     -    HeadEnd Manager (and interface to Real Broadcast Network service)
     -    Ad Server Integration
     -    Commerce Server Integration
     -    Global Media Guide
     -    On-Demand Content Manager
     -    Live DJ Application
     -    Jukebox Application
     -    Project Management

Each of these components will be developed with scalability in mind (i.e., support for tens of thousands of stations) operation using RBN (for network and delivery transport system), management by Global Media resources (tools to automate and allow Global Media personnel to manage the system after deployment), and allow for future expansion (architecture that allows adding features or enhancements to the Broadcast Network operations and "user experience" on future projects with RealNetworks).

3.   SCOPE OF WORK

3.1  PROJECT PHASES

An overview of the tasks and functions (scope of work) to be performed by RealNetworks Consulting is presented in this section. The project is to be accomplished with four (4) critical phases:

--------  ---------------------------------------------------   ----------------------------------
 PHASE    DESCRIPTION                                           SCHEDULE (CURRENT ESTIMATE)
--------  ---------------------------------------------------   ----------------------------------
 Phase 1  Basic RBN Hosting and Basic Player for Global Media   Project Start Date (April '99)

 Phase 2  First Major Code Release:  Initial Player, HeadEnd,   Start Date + 3 months (July '99)
          Encoder, Ad and Commerce Services

 Phase 3  Second Major Code Release:  Enhanced Player,          Start Date + 5 months (Sept '99)
          HeadEnd, Encoder, Ad and Commerce Services; Initial
          DJ, On-Demand Manager, JukeBox and Guide

 Phase 4  Final Code Release:  All Components Production-ready  Start Date + 8 months (Dec '99)
--------  ---------------------------------------------------   ----------------------------------

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PROPOSAL FOR GLOBAL MEDIA BROADCAST NETWORK SERVICES       [REAL NETWORKS LOGO]
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3.2  PROJECT DEPLOYMENT METHODOLOGY

The following provides a summary of the methodology used for the project to deliver the turnkey Global Media Broadcast Network system in a timely fashion.

-  Needs Analysis and System Component Design
     -    General business analysis (audience, business model, future plans)
     - Functional systems requirements analysis (GMBN components and back-end systems)
     - System and network infrastructure analysis (confirm RBN specifications for GMBN)
     - Infrastructure design (LAN, WAN, splitters, load balancing, etc., for GMBN)
     - Server system designs (encoder servers, multicast & on-demand media servers, data base servers, archive servers, web servers and other servers)
     - Component application storyboards and functional system design specifications for each component (player, encoder, headend, ad server, commerce server, guide, on-demand manager, live DJ, jukebox)
     - Specifications for the live and on-demand broadcast system administration and operations; content management, reporting and usage system; back-office systems integration and any third party product integration
     - ISP and broadband vendor system integration design (as necessary with RBN)
     - Develop master project schedule and master test plan (schedule and draft)
     -    Provide procurement assistance
     - Consultation on Global Media systems integration (commerce, accounting/pay per view, ad management, web, data base, user profiling, station acquisition, etc.)
     - Initial deployment of Real Broadcast Network (RBN) hosting services and basic player functions (Phase 1)
     DELIVERABLES:  SYSTEM DESIGN DOCUMENT, DETAILED PROJECT SCHEDULE/PLAN, AND
          PHASE 1 DEPLOYMENT

-  Software Component Development
     - Rapid application prototyping (and some joint application prototyping with Global Media on ad serving and commerce systems) including:
          -    Application programming
          -    Scripting, batch processes
          -    API/SDK integration
          - development, customization and integration of all components into the GMBN
     - Systems integration and application development for integration to Global Media supplied systems (ad service commerce server, master web service, and other non-RealNetworks/Real Broadcast Network components)
     - Global Media Broadcast Network administration and operations customization including monitoring, content acquisition, content distribution, system management, scheduling, usage, reporting, etc.
     -    Back-end systems integration and customization
-    DELIVERABLES:  COMPONENT CODE DROPS

-  System Deployment
     - Centralized servers, encoders, and systems staging, configuration, installation, testing, validation, system documentation, and shipping
     -    Integration and installation tasks at Real Broadcast Network
     - Configuration, installation, testing, validation, modification/customization, documentation of Global Media Broadcast Network Operations Center (NOC)

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PROPOSAL FOR GLOBAL MEDIA BROADCAST NETWORK SERVICES       [REAL NETWORKS LOGO]
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     -    Coordination of on-site deployments (radio/TV stations) including technical support, dial-in testing, validation/testing, training, etc.
     - Broadcast Network operations and administration software installation, configuration and integration
     - GMBN scheduling, monitoring and reporting application installation, configuration and integration
     -    Encoder monitoring and player monitoring system integration
     -    Content management system installation, configuration and integration
     DELIVERABLES:  INSTALLATION OF THE GMBN NETWORK OPERATIONS CENTER

-  Testing
     -    Unit (component) testing
     -    System (integrated components and back-end systems) testing
     -    Operational readiness testing (ORT) on GMBN
     DELIVERABLES:  PHASE 2 DEPLOYMENT OF INITIAL PLAYER, HEADEND MANAGER, RADIO
          STATION ENCODER AND AD SERVER/COMMERCE COMPONENTS
     DELIVERABLES:  PHASE 3 DEPLOYMENT OF PRODUCTION-READY COMPONENTS AND
          INITIAL VERSIONS OF DJ, JUKEBOX, ON-DEMAND MANAGER AND GUIDE
          COMPONENTS.

-  Training and Documentation
     -    Complete component training
     -    Broadcast Network system administration and operations training
     -    Customized scheduling, monitoring and reporting training
     -    Remote site logistics, troubleshooting methods and consultation
     -    Content creation and content management training
     -    System documentation
     -    Post-deployment software support and maintenance
     DELIVERABLES:  PHASE 4 DEPLOYMENT OF TURNKEY PRODUCTION-READY AND SCALABLE
          GMBN SYSTEM WITH ALL COMPONENTS TESTING COMPLETE

The main deliverable from this methodology and the associated deliverables is a turnkey, RealNetworks G2-enabled Broadcast Network system customized for Global Media which will operate and manage the thousands of content sources and manage the streaming of media onto the Internet via RBN. The production-ready deployment of the GMBN will result in delivering a compelling user experience for consumer listening/viewing of the Global Media private branded content. This system should result in garnering advertising revenues and consumer goods commerce revenues for Global Media (and their affiliates) resulting from this consumer usage model.

3.3  COMPONENT FUNCTIONAL SPECIFICATIONS

This section outlines each of the major system components for the Global Media Broadcast Network and the key tasks and deliverables to be developed by RealNetworks Consulting.

[OMITTED CONFIDENTIAL INFORMATION FILED SEPARATELY WITH THE SEC.]



                                 Page 8 of 10
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3.4  REALNETWORKS PROJECT TEAM

From the tasks and requirements listed above, a team of RealNetworks Consulting resources is required to satisfy the multiple design and deployment activities for the Global Media Broadcast Network system. Based on the requirements and tasks outlined for Global Media, and RealNetworks Consulting past experience of similar systems deployments, it is estimated that a team of six to ten RealNetworks Consulting resources will be required for the GMBN project. These individuals include a combination of project management, senior software development programmers, web programming team, database architect and specialists, QA/test engineers, systems consultants and system engineers.

A full time Project Manager will be assigned as the overall program manager for the project. The Project Manager will augment and supplement Global Media's existing staff with specialized expertise on streaming media, networking (LAN/WAN/Internet), content publishing/creation, broadcast services, software development, business processes/systems policies, and related knowledge transfer to Global Media's staff throughout the project term. This individual will be an integral part of the Consulting Team and have an on-site presence at Global Media to deliver the necessary expertise for the various phases of the project and GMBN solution.

It is estimated that the RealNetworks G2 Broadcast Network system for Global Media will require approximately eight (8) calendar months to complete and deliver; from analysis to final testing/deployment with the team proposed.
It may be necessary to introduce a number of RealNetworks Consulting resources into the project at peak deliverable periods in addition to the assigned project team. A detailed scope of work and project schedule will be developed/delivered upon completion of the initial needs analysis tasks.

In addition to the skills maintained by the Project Manager and RN Consulting resources assigned to the Global Media project, the team will also have access to subject matter experts within the RealNetworks Consulting group (consultants and developers), RealNetworks core technology group (software developers), RBN group (system operators and consultants), and related divisions within RealNetworks to develop, customize and deploy the GMBN system specific to Global Media's requirements. The team assigned to Global Media will act as a conduit for critical thinking, analysis, solutions, recommendations and experience to Global Media's project team appropriately.

4.0  COSTS AND SCHEDULE

[OMITTED CONFIDENTIAL INFORMATION FILED SEPARATELY WITH THE SEC.]

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